EXHIBIT 10.3

Vascular Solutions, Inc.
Restricted Share Award Program
for
Non-Employee Directors

WHEREAS, the Board of Directors believes that it is in the best interests of the Company and its shareholders to adopt a program providing for an annual award of restricted shares to the Company’s non-employee directors under the Company’s Stock Option and Stock Award Plan (the “Plan”).

NOW, THEREFORE, BE IT RESOLVED, that each year each non-employee director of the Company shall be granted a restricted share award (an “Award”) under the Plan at the time of and contingent upon his or her election or re-election, as the case may be, as a director of the Company at the Company’s annual meeting of shareholders (the “Annual Meeting”).

FURTHER RESOLVED, that the number of shares subject to each Award shall be determined by dividing $75,000 by the closing price for the Company’s common stock, $.01 par value (the “Common Stock”) on the date of the Annual Meeting, and rounding the result down to the nearest whole share.

FURTHER RESOLVED, that each Award shall vest fully on the first anniversary of the date of the grant, with accelerated vesting upon a change of control of the Company (as defined in the restricted share award agreement described below).

FURTHER RESOLVED, that, in connection with each such Award, the officers of the Company are hereby authorized and directed to execute a restricted share award agreement with the non-employee director substantially in the form attached to these minutes as Exhibit C which shall be the form for use in connection with restricted share awards made under this “Restricted Share Award Program for Non-Employee Directors.”

FURTHER RESOLVED, that annual grants of Awards to the non-employee directors under this Program shall continue without further action by the Board of Directors, subject only to the continued effectiveness of the Plan, the continued availability of adequate shares under the Plan and the power of the Board of Directors to amend or terminate the Program at any time.